                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                              VALUE PROPERTY TRUST
                      (FORMERLY MORTGAGE AND REALTY TRUST)
                          120 Albany Street, 8th Floor
                        New Brunswick, New Jersey 08901
                  NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY 15, 1996

TO OUR SHAREHOLDERS:


    The Annual Meeting of the Shareholders of Value Property Trust (the "Trust") will be held at 120 Albany Street, Second Floor, New Brunswick, New Jersey, 08901 at 1:00 P.M. (Local Time) on Thursday, February 15, 1996 for the following purposes:


1. To approve the voting rights of certain of the Trust's common shares, par value $1.00 per share (the "Shares"), held by entities related to Mutual Series Fund, Inc. and entities related to Intermarket Corporation that may be precluded from voting under the Maryland General Corporation Law;

2.    To  elect  seven  Trustees  to serve  until  the  next  Annual  Meeting of
    Shareholders  and  until  their  successors  have  been  duly  elected   and
    qualified;


3. To approve and adopt the 1995 Share Option Plan recommended to the shareholders of the Trust by the Board of Trustees of the Trust; and


4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    Except as set forth in the Proxy Statement, shareholders of record of the Trust's Shares at the close of business on December 22, 1995 are entitled to notice of the meeting and to vote at the meeting and any adjournment or postponement thereof.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SPECIFY YOUR VOTE ON THE ACCOMPANYING PROXY AND SIGN, DATE AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE. A PROMPT RETURN OF YOUR PROXY WILL BE GREATLY APPRECIATED.


                                          By order of the Trustees,
                                          Hugh T. Regan, Jr.
                                          SECRETARY



December 29, 1995

                              VALUE PROPERTY TRUST
                      (FORMERLY MORTGAGE AND REALTY TRUST)
                          120 Albany Street, 8th Floor
                        New Brunswick, New Jersey 08901
                                PROXY STATEMENT


    This Proxy Statement is furnished to the shareholders of Value Property Trust, a Maryland real estate investment trust (the "Trust"), in connection with the solicitation of proxies by the Trustees for use at the Annual Meeting of Shareholders to be held at 120 Albany Street, Second Floor, New Brunswick, New Jersey, 08901, on Thursday, February 15, 1996, at 1:00 P.M. (Local Time), and at any adjournment or postponement thereof (the "Meeting"). The first date on which this Proxy Statement and related form of proxy are being sent to the shareholders of the Trust is on or about December 29, 1995.



    A form of proxy for use at the Meeting is enclosed. Any shareholder may revoke a proxy at any time before the authority granted by it is exercised by giving written notice of revocation to the Secretary of the Trust, by submitting another executed proxy to the Secretary of the Trust bearing a later date (but prior to the voting of such proxy), or by attending the Meeting and asking (prior to the voting of such proxy) for a return of such proxy.


    The cost of preparing, assembling and mailing the proxy materials will be borne by the Trust. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by certain officers and employees of the Trust who will not be specifically compensated for their services. The Trust must by federal regulation reimburse brokers, dealers, banks and other entities exercising fiduciary powers holding issued and outstanding common shares, par value $1.00 per share, of the Trust ("Shares") as nominees for reasonable out-of-pocket expenses incurred by them in forwarding these proxy materials to beneficial owners.

    Value Property Trust announced that its Prepackaged Plan of Reorganization (the "Prepackaged Plan") under Chapter 11 of the Bankruptcy Code was declared effective by the United States Bankruptcy Court for the Central District of California on Friday, September 29, 1995.

    Under the Prepackaged Plan, holders of the Trust's $290,000,000 principal amount of Senior Secured Uncertificated Notes due 1995 received (i) $110,000,000 principal amount of newly issued 11 1/8% Senior Secured Notes due 2002, (ii) $71,000,000 in cash and (iii) approximately 10,889,430 new Shares representing in the aggregate approximately 97% of the Shares outstanding after the effective date. In connection with the Prepackaged Plan, the Trust effected a one for
33.33 reverse stock split of its outstanding Shares.


    Additionally, all former Trustees of Value Property Trust were entirely replaced by a new set of Trustees on the effective date of the Prepackaged Plan. This transition has resulted in a lack of continuity of information between the former Board of Trustees and the current Board of Trustees. As a result, the current Trustees have no means of verifying the validity of the documentation which serves as the sole basis of certain descriptive information on Trust policies and practices for the fiscal year 1995 contained in this Proxy Statement.


                               VOTING SECURITIES

    Except as set forth below, each Share is entitled to one vote on each matter as may properly be brought before the Meeting. Only holders of record of Shares at the close of business on December 22, 1995 will be entitled to receive notice of and to vote at the Meeting. On that date there were 11,226,310 Shares outstanding.

    The presence  in person  or by  proxy  of shareholders  entitled to  cast  a majority of all the votes entitled to be cast at the Meeting constitutes a quorum. For purposes of the vote on Proposal 1 (approval of the voting rights of certain of the Shares held by entities related to Mutual Series

Fund, Inc. (the "Mutual Entities") and Shares held by entities related to Intermarket Corporation (the "Intermarket Entities") that may be precluded from voting under the Maryland General Corporation law (the "MGCL")), abstentions and broker non-votes will have the same effect as votes against such Proposal. For purposes of the vote on Proposal 3 (adoption of 1995 Share Option Plan), abstentions and broker non-votes will have the same effect as votes against such Proposal and will count against the establishing of a quorum.



    The Mutual Entities and the Intermarket Entities will deliver proxies in favor of Proposal 1. However, Proposal 1 will not be deemed to have been approved unless it receives the affirmative vote of holders of two-thirds of the Shares other than those of the Mutual Entities and the Intermarket Entities. There are 5,600,083 Shares held by the Mutual Entities and 2,788,827 Shares held by the Intermarket Entities. Accordingly, the affirmative vote of holders of two-thirds of 2,828,957 votes (or 1,885,972 votes) is required for adoption of Proposal 1. Additionally, 8,479 Shares held by certain members of the Trust's management and by George R. Zoffinger, a Trustee and the Chief Executive Officer and President of the Trust, are "interested shares", as defined below, and will not be included in the number of Shares entitled to vote on Proposal 1.



    The affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present is required for adoption of Proposal 2. Proposal 2 will not be deemed to have been approved unless such Proposal receives the affirmative vote of holders of a majority of the Shares other than those of the Mutual Entities and the Intermarket Entities.



    The affirmative vote of the holders of a majority of the Shares present, or represented, and entitled to vote at the Meeting is required for adoption of Proposal 3. Proposal 3 will not be deemed to have been approved unless such Proposal receives the affirmative vote of the holders of a majority of the Shares present, or represented, and entitled to vote at the Meeting other than those of the Mutual Entities and the Intermarket Entities.



    As of December 18, 1995, to the Trust's knowledge, the following persons or groups (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) owned beneficially 5% or more of the
Shares:



Mutual Beacon Fund(1)                                            3,880,280 Shares    (34.6%)
Mutual Discovery Fund(1)                                         1,101,955 Shares     (9.8%)
Intermarket Corporation                                          2,788,827 Shares   (24.84%)
Angelo, Gordon & Co., L.P.(2)                                    1,206,632 Shares   (10.75%)


------------------------

(1) Mutual Beacon Fund and Mutual Discovery Fund (collectively, the "Mutual Funds") are two of the four series which constitute Mutual Series Fund Inc., and open-end, management investment company managed by Heine Securities Corporation ("HSC"). Other advisory clients of HSC, each of whom beneficially own less than 5% of the Trust's Shares, beneficially own in the aggregate an additional 628,813 Shares of the Trust. Pursuant to advisory contracts with the Mutual Funds and each of its other advisory clients, HSC has sole voting and investment power over all the securities beneficially owned by its advisory clients. HSC disclaims beneficial ownership over any of the Shares of the Trust owned by its advisory clients.



(2) Includes Trust Shares held by investment funds and managed accounts controlled by Angelo, Gordon & Co., L.P.


                                  RISK FACTORS

    Shareholders entitled to vote at the Meeting should carefully consider the following factors in addition to the other information in this Proxy Statement:

DILUTION OF EXISTING SHAREHOLDERS

    Proposal 1, if approved, would ensure voting rights to certain Shares that might otherwise not be entitled to vote on any matters to be considered by the shareholders of the Trust. As illustrated below, this could have the effect of diluting the voting power of those shareholders whose Shares are currently entitled to vote on all matters and facilitating a potential change of control of the Trust.

    The following is an illustration of the potential dilutive effect of Proposal 1, if approved, on the voting power of those shareholders whose Shares are currently entitled to vote on all matters. Such illustration assumes that
(i) the Trust's shareholders are being asked to approve a matter, such as Proposal 1, that requires the affirmative vote of two-thirds of all the votes entitled to be cast and (ii) a shareholder, who owns 10,000 Shares, is entitled to vote all of his Shares. If Proposal 1 is not adopted, two-thirds of 2,837,400 votes (or 1,891,600 votes) would be required to adopt the proposal and 945,801 votes would be required to defeat it. The 10,000 shares owned by the shareholder in such example would represent approximately 1.07% of the vote needed to defeat the proposal. If Proposal 1 is adopted, two-thirds of 11,226,310 votes (or 7,484,207 votes) would be required to adopt the proposal and 3,742,104 votes would be required to defeat it. The 10,000 shares owned by the shareholder in such example would represent approximately 0.27% of the vote needed to defeat the proposal. According to the example, as a result of the approval of voting rights under Proposal 1, the shareholder's relative voting power and ability to defeat the extraordinary action decreased.

POSSIBILITY OF CONTROL BY SIGNIFICANT SHAREHOLDERS

    The Maryland statute pursuant to which certain Shares owned by the Mutual Entities and the Intermarket Entities may have been denied voting rights was enacted to protect Maryland corporations and real estate investment trusts ("REITs") from potential takeovers. If such Shares are granted voting rights under Proposal 1, the Mutual Entities and the Intermarket Entities will conclusively hold 49.88% and 24.84%, respectively, of the Trust's voting power.

                                   PROPOSAL 1
                APPROVAL OF THE VOTING RIGHTS OF CERTAIN SHARES
            HELD BY ENTITIES RELATED TO MUTUAL SERIES FUND, INC. AND
                       SHARES HELD BY ENTITIES RELATED TO
                 INTERMARKET CORPORATION THAT MAY BE PRECLUDED
             FROM VOTING UNDER THE MARYLAND GENERAL CORPORATION LAW

BACKGROUND


    Subtitle 7 of Title 3 of the MGCL (the "Maryland Control Share Statute") generally excludes from shares entitled to vote "control shares" (as described below) of a Maryland corporation acquired pursuant to a "control share acquisition" (as described below), unless voting rights for such shares have been approved by the shareholders of the corporation by the affirmative vote of two-thirds of all votes entitled to be cast (other than "interested shares", as described below) or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation's charter or by-laws are amended to permit the acquisition of such shares prior to the acquiring person's acquisition thereof. While the language of the Maryland Control Share Statute is not completely clear, the Trust believes that Shares held by the Mutual Entities and the Intermarket Entities are not covered by, and therefore have not lost their voting power under, the Maryland Control Share Statute. However, in order to remove any uncertainty, the Board of Trustees has voted to present Proposal 1 to the shareholders. (All references to "corporations" in this Background to Proposal 1 also refer to Maryland REITs.)


    "Control shares" generally means shares of a corporation acquired by a person within any of the following ranges of voting power: (i) one-fifth or more, but less than one-third of all voting power; (ii) one-third or more, but less than a majority of all voting power; or (iii) a majority or more of all voting power. Generally, only those shares acquired in the transaction that causes a shareholder to own in excess of 20% of the voting common shares of a corporation that is subject to the Maryland

Control Share Statute and the voting common shares thereafter acquired are precluded from voting under such statute. "Control share acquisition" generally means the acquisition of ownership of, or the right to direct the exercise of voting power with respect to, issued and outstanding control shares, but does not include the acquisition of shares in a merger, consolidation or share exchange to which the corporation is a party. "Interested shares" generally means shares of a corporation in respect of which an acquiring person, an officer of the corporation or an employee of the corporation who is also a director or trustee of the corporation is entitled to exercise voting power.

    The  Intermarket Entities may be deemed to own "control shares" under clause
(i) of the foregoing definition, and the Mutual Entities may be deemed to own "control shares" under clause (ii) of the foregoing definition. The Trust believes, based on information provided to it by the Mutual Entities and the Intermarket Entities, that all of the Shares held by the Mutual Entities and the Intermarket Entities were received pursuant to the Trust's Prepackaged Plan. All of the Shares owned by the Mutual Entities and the Intermarket Entities may therefore be precluded from voting under the Maryland Control Share Statute.

    As stated above, the Maryland Control Share Statute provides a procedure by which the voting rights for control shares may be approved by the shareholders of the Trust. Such vote may either be requested by any shareholder who owns control shares, in which case the Trust must present the issue for consideration by its shareholders, or the Trust may, on its own volition, present the issue for consideration by its shareholders and may call a meeting of shareholders specifically for such purpose. The Board of Trustees did not intend, and believes that the shareholders of the Trust who ratified the Trust's Prepackaged Plan did not intend, to preclude the Mutual Entities and the Intermarket
Entities from voting any of their Shares. Moreover, the Board of Trustees believes that it is in the best interests of the Trust that its shareholders with the majority of the Trust's economic interest have the corresponding voting power.

    The potential risks to other shareholders that may be associated with the adoption of Proposal 1 are discussed under "Risk Factors--Dilution of Existing Shareholders" and "--Possibility of Control by Significant Shareholders."

PROPOSAL 1


    The Mutual Entities currently own 5,600,083 (49.88%) of the Shares and the Intermarket Entities currently own 2,788,827 (24.84%) of the Shares. The Board of Trustees proposes that the Trust's shareholders approve the voting rights of all of the Shares owned by the Mutual Entities and the Shares owned by the Intermarket Entities that may be deemed to be control shares. The Mutual Entities and the Intermarket Entities will deliver proxies in favor of Proposal
1. However, Proposal 1 will not be deemed to have been approved unless the Proposal receives the affirmative vote of holders of two-thirds of the Shares other than those of the Mutual Entities and the Intermarket Entities. Additionally, 8,479 Shares held by certain members of the Trust's management and by George R. Zoffinger, a Trustee and the Chief Executive Officer and President of the Trust, are "interested shares" and will not be included in the number of Shares entitled to vote on Proposal 1. Accordingly, the affirmative vote of two-thirds of 2,828,957 votes (or 1,885,972 votes) is required to approve Proposal 1. Jeffrey A. Altman, a Trustee and Chairman of the Board of Trustees of the Trust, is a Vice President at Mutual Series Fund, Inc. Because of such position, Mr. Altman abstained from the vote of the Board of Trustees providing for Proposal 1 to be presented for approval to the Trust's shareholders.


      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1.

                                   PROPOSAL 2
                              ELECTION OF TRUSTEES

    At the meeting, seven Trustees are to be elected, each to hold office until the next Annual Meeting of Shareholders and until his successor shall have been duly elected and qualified. The Board of

Trustees has nominated Jeffrey A. Altman, Carl A. Mayer, Jr., Martin Bernstein, John B. Levy, Richard B. Jennings, Richard S. Frary and George R. Zoffinger to serve as Trustees (the "Nominees"). In accordance with Maryland law, the Declaration of Trust of the Trust, as amended, and the By-laws of the Trust, each Nominee must receive a majority of the votes cast at the Annual Meeting of Shareholders in order to be elected. In the absence of instructions to the contrary, the Shares represented by duly executed proxies other than those of the Mutual Entities and the Intermarket Entities will be voted for the election of each of the seven Nominees listed above, all of whom have consented to be named and to serve if elected. Broker non-votes will not be considered as votes for purposes of the election of Trustees. All of the Nominees were appointed Trustees on September 29, 1995 in connection with the Trust's Prepackaged Plan.

    The Trust does not presently know of anything that would preclude any Nominee from serving. However, should any Nominee for any reason become unable or unwilling to serve as a Trustee, the discretionary authority provided in the proxy will be exercised to vote for a substitute or substitutes unless the Trustees determine to reduce the number of Trustees to be elected.

              THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE
                            FOR ALL OF THE NOMINEES.

INFORMATION REGARDING NOMINEES AND EXECUTIVE OFFICERS

    The following table and biographical descriptions set forth certain information with respect to the seven Nominees for election as trustees at the Annual Meeting of Shareholders based on information furnished to the Trust by each Trustee. There is no family relationship between any Trustee or executive officer of the Trust.

    For information with respect to executive officers of the Trust see "Executive Officers of the Registrant" included in Part I of the Trust's annual report on Form 10-K. The following information is as of December 1, 1995, unless otherwise specified.


                                                                                                AMOUNT AND NATURE
                                                                                                  OF BENEFICIAL
                                                                                    TRUSTEE       OWNERSHIP OF        PERCENT
NAME                                                                     AGE       SINCE (1)    COMMON STOCK (2)     OF CLASS
-------------------------------------------------------------------      ---      -----------  -------------------  -----------
Jeffrey A. Altman..................................................          29         1995            5,000(3)            *
Carl A. Mayer, Jr..................................................          57         1995            5,000               *
Martin Bernstein...................................................          58         1995           33,162(4)            *
John B. Levy.......................................................          48         1995            9,206(5)            *
Richard B. Jennings................................................          51         1995            5,000               *
Richard S. Frary...................................................          48         1995           23,775               *
George R. Zoffinger................................................          47         1995            8,443               *


------------------------

*   Less than one percent.

(1) Trustees are elected at each Annual Meeting to serve until the next Annual Meeting. All of the Nominees were appointed Trustees on September 29, 1995 in connection with the Trust's Prepackaged Plan.

(2) Except as otherwise noted, each individual in the table above has sole voting and investment power over the Shares listed.


(3) Beneficial ownership of 5,000 of the Shares reported as beneficially owned by Mr. Altman is vested in Heine Securities Corporation pursuant to an agreement between Mr. Altman and Heine Securities Corporation.



(4) 18,775 of the Shares reported as beneficially owned by Mr. Bernstein are owned by Evelyn Bernstein, Mr. Bernstein's wife. Mr. Bernstein disclaims beneficial ownership of such Shares.

(5) 4,206 of the Shares reported as beneficially owned by Mr. Levy are owned by Judith Brown Levy, Mr. Levy's wife. Mr. Levy disclaims beneficial ownership of such Shares.


                       NOMINEES FOR ELECTION AS TRUSTEES


                                POSITIONS
NAME, AGE AND YEAR               WITH THE
FIRST BECAME TRUSTEE              TRUST           PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS(1)
------------------------  ----------------------  ---------------------------------------------------------------
Jeffrey A. Altman         Chairman, Trustee       Chairman of the Board of Trustees of the Trust since October
29 years                                          1995. Vice President of Mutual Series Fund, Inc. since 1995.
September, 1995                                   Analyst with Heine Securities Corporation since 1990. Director of Resurgence Properties Inc.
George R. Zoffinger       President, Chief        Mr. Zoffinger served as Chairman of the Board of Corestates New
47 years                  Executive Officer,      Jersey National Bank from April 1994 to the present. From
September, 1995           Trustee                 December 1991 to April 1994, he served as President and Chief
                                                  Executive Officer of Constellation Bancorp and Constellation
                                                  Bank. From March 30, 1990 to December, 1991, Mr. Zoffinger
                                                  served as the Commissioner for the New Jersey State Department
                                                  of Commerce and Economic Development, as well as Chairman of the Board of the New Jersey Economic Development Authority. Mr.
                                                  Zoffinger has served on the Board of Directors of Multicare,
                                                  Inc. since April 1995.
Carl A. Mayer, Jr.        Trustee                 Founded The Mayer Group in 1990, an advisor group offering
57 years                                          consulting and marketing expertise and services to real estate
September, 1995                                   investment companies who are seeking investment capital from the pension fund community. Mr. Mayer continues to serve as a principal of The Mayer Group.
Martin Bernstein          Trustee                 A private investor who has been managing family funds since
58 years                                          1988. Prior to this period, Mr. Bernstein served as a founding
September, 1995                                   General Partner of Halcyon Investments and Alan B. Slifka & Co.
                                                  (investments). Mr. Bernstein also currently serves on the Board of Directors of Astro Communications and MBO Properties, Inc.
John B. Levy              Trustee                 Currently the President of John B. Levy & Company, Inc., a real
48 years                                          estate consulting firm based in Richmond, Virginia, and has
September, 1995                                   served in that capacity since June 1995. Mr. Levy was an
                                                  Executive Vice President of Republic Realty Mortgage
                                                  Corporation from 1993 to June 1995. Prior to 1993, Mr. Levy acted as Senior Vice President of Nationsbanc Mortgage
                                                  Corporation, and was charged with lender relations, production of new income property loans and management of the production offices.

                                POSITIONS
NAME, AGE AND YEAR               WITH THE
FIRST BECAME TRUSTEE              TRUST           PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS(1)
------------------------  ----------------------  ---------------------------------------------------------------
Richard B. Jennings       Trustee                 Currently the President of Realty Capital International Inc., a
51 years                                          real estate investment banking firm, and has served in that
September, 1995                                   capacity since 1991. Between 1990 and 1991, Mr. Jennings acted as a Senior Vice President of Landauer Associates, Inc., a real estate appraisal and advisory firm based in New York, New York.
                                                  Mr. Jennings has also been President of Jennings Securities
                                                  Corporation since 1995. Mr. Jennings currently serves on the
                                                  Board of Directors of MBO Properties, Inc.
Richard S. Frary          Trustee                 The founding partner and majority shareholder of Tallwood
48 years                                          Associates, Inc., a private merchant banking firm specializing
September, 1995                                   in corporate restructurings and real estate, and has served in that capacity since 1990. Mr. Frary currently serves on the
                                                  Board of Directors of Washington Homes, Inc.


------------------------

(1) Included are only directorships in companies with a class of equity securities registered pursuant to Section 12 or subject to the requirements of Section 15(d) of the Securities Exchange Act of 1934 and in financial institutions and insurance companies.


THE BOARD OF TRUSTEES AND ITS COMMITTEES
BOARD OF TRUSTEES

    The Trust is managed by a seven member Board of Trustees, a majority of whom are independent of the Trust's management. The former Board of Trustees held 12 meetings during fiscal year 1995. Each of the Trustees attended at least 75% of the total number of meetings of the Board of Trustees and of the committees of the Trust of which he was a member.

    The Board of Trustees has appointed an Audit Committee, Compensation and Nominating Committee, and an Executive Committee. Descriptions of the Audit Committee and the Compensation and Nominating Committee follow.

    AUDIT COMMITTEE. The Audit Committee, which currently consists of Messrs. Jennings, Chairman, Bernstein and Mayer, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Trust's internal accounting controls. The Audit Committee met once in fiscal 1995. The Audit Committee was comprised of Jeffrey M. Bucher, Kent L. Colwell, James M. Gassaway, John E. Krout and Gerhard N. Rostvold until September 29, 1995. These individuals were removed and the current committee members were appointed in connection with the Trust's Prepackaged Plan.

    COMPENSATION AND NOMINATING COMMITTEE. The Compensation and Nominating Committee, which currently consists of Messrs. Bernstein, Chairman, Levy and Frary, makes recommendations and exercises all powers of the Board of Trustees in connection with certain compensation matters, including incentive compensation and benefit plans. The Compensation and Nominating Committee administers, and has authority to grant awards under, the 1995 Share Option Plan to the employee Trustees and management of the Trust and its subsidiaries and other key employees. The Compensation and Nominating Committee is also responsible for recommending to the shareholders and the Board of Trustees individuals to serve as Trustees and officers of the Trust. The Compensation and

Nominating Committee met 2 times in fiscal year 1995. The Compensation and Nominating Committee was comprised of Jeffrey M. Bucher, Kent L. Colwell, James
M. Gassaway, John E. Krout and Gerhard N. Rostvold until September 29, 1995. These individuals were removed and the current committee members were appointed in connection with the Trust's Prepackaged Plan. Recommendations from shareholders for nominees for election as Trustees may be directed to Mr. Martin Bernstein, Chairman of the Compensation and Nominating Committee, Value Property Trust, 120 Albany Street, 8th Floor, New Brunswick, New Jersey 08901.

FORMER TRUSTEE COMPENSATION

    During the fiscal year ended September 30, 1995, the Trustees received as compensation for their services as Trustees an annual retainer of $10,000 plus $800 for each regular monthly Trustee meeting attended in person or conducted by telephone conference; $600 for each committee meeting attended in person; and $400 for any Trustee or committee meeting, other than the regular monthly Trustee meeting, convened by telephone conference; except that no additional compensation was paid for attendance at any committee meeting held on the same day as any Trustee meeting. An additional $100 fee was payable per meeting to the chairman of any committee.


    On September 20, 1989, the Trustees adopted the Pension Plan for Trustees, effective October 1, 1989. Trustees became eligible for plan benefits upon completion of five years of service as a Trustee, including years served prior to the plan's effective date. Under the plan, each eligible Trustee was entitled to a normal retirement benefit equal to the annual retainer for Trustees at the rate in effect on the Trustee's normal retirement date or, if earlier, the Trustee's last day of Board membership. On April 5, 1995, the Board of Trustees amended the pension plan for Trustees to provide that should any Trustee's service terminate for any reason within one year after the effective date of the Prepackaged Plan, such terminated Trustee would receive a one-time single-sum cash payment equal in amount to the net present value of the maximum aggregate projected benefit obligation of the Trust to that Trustee. No other death benefits became payable on behalf of any Trustee under the plan. All former Trustees received lump sum distributions in connection with the termination of their service under the Prepackaged Plan.


CURRENT TRUSTEE COMPENSATION


    Current Trustees receive $750 for each meeting and, in lieu of an annual retainer, the Trustees will be granted options to purchase Trust Shares under the proposed 1995 Share Option Plan, as described in Proposal 3. The Pension Plan for the Trustees, as currently in effect, would provide no retirement benefits for the current Trustees because they receive no annual retainer.


EXECUTIVE COMPENSATION

    The following table provides information about the compensation for the Chief Executive Officers and the four other most highly compensated officers of the Trust for the fiscal years ended September 30, 1995, 1994, 1993 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION(1)
                                   ------------------------------------------------          AWARDS           PAYOUTS
                                                                      OTHER ANNUAL   ----------------------  ---------
                                                 SALARY               COMPENSATION   RESTRICTED   OPTIONS/     LT IP
NAME AND PRINCIPAL POSITION        FISCAL YEAR   ($)(2)    BONUS ($)       ($)       SHARES ($)   SARS (#)    PAYOUTS
---------------------------------  -----------  ---------  ---------  -------------  -----------  ---------  ---------
George R. Zoffinger,                    1995(4)    --         --           --            --          --         --
President and Chief                     1994       --         --           --            --          --         --
Executive Officer................       1993       --         --           --            --          --         --

C.W. Strong, Jr., Former                1995    $ 175,000
Chief Executive Officer..........       1994      175,000     --           --            --          --         --
                                        1993      175,000     --           --            --          --         --

Victor H. Schlesinger,                  1995    $ 100,000
Former Chairman..................       1994      100,000     --           --            --          --         --
                                        1993      100,000     --           --            --          --         --


                                      ALL OTHER
                                    COMPENSATION
NAME AND PRINCIPAL POSITION            ($)(3)
---------------------------------  ---------------
George R. Zoffinger,                     --
President and Chief                      --
Executive Officer................        --
C.W. Strong, Jr., Former              $   3,000
Chief Executive Officer..........         3,000
                                          3,000
Victor H. Schlesinger,                $   3,000
Former Chairman..................         3,000
                                          3,000

                                                ANNUAL COMPENSATION(1)
                                   ------------------------------------------------          AWARDS           PAYOUTS
                                                                      OTHER ANNUAL   ----------------------  ---------
                                                 SALARY               COMPENSATION   RESTRICTED   OPTIONS/     LT IP
NAME AND PRINCIPAL POSITION        FISCAL YEAR   ($)(2)    BONUS ($)       ($)       SHARES ($)   SARS (#)    PAYOUTS
---------------------------------  -----------  ---------  ---------  -------------  -----------  ---------  ---------
James A. Dalton, Former                 1995    $ 200,301  $  25,000
Executive Vice President.........       1994      188,348     25,000(5)      --          --          --         --
                                        1993      181,104     20,000       --            --          --         --

Daniel F. Hennessey, Former             1995    $ 129,488  $  20,000
Chief Financial Officer..........       1994      129,488     20,000(5)      --          --          --         --
                                        1993      124,508     20,000       --            --          --         --

Donald W. Burnes, Jr., Former           1995    $ 127,968  $  25,000       --            --          --         --
Vice President...................       1994      120,595     30,000(5)      --          --          --         --
                                        1993      114,448     30,000       --            --          --         --


                                      ALL OTHER
                                    COMPENSATION
NAME AND PRINCIPAL POSITION            ($)(3)
---------------------------------  ---------------
James A. Dalton, Former               $   3,000
Executive Vice President.........         3,000
                                          3,000
Daniel F. Hennessey, Former           $   3,000
Chief Financial Officer..........         3,000
                                          3,000
Donald W. Burnes, Jr., Former         $   3,000
Vice President...................         3,000
                                          3,000

------------------------------
(1) In the fiscal year ended September 30, 1993, the Trust provided certain personal benefits to its executive officers. The amount of such benefits to each of the Named Executive Officers did not exceed the lesser of $50,000 or 10% of salary and bonus for such fiscal year.

(2) Includes salary deferrals and employee contributions to the Trust's Savings Incentive Plan. See "Savings Incentive Plan" below.

(3) Includes the Trust's matching contributions under the Trust's Savings Incentive Plan. See "Savings Incentive Plan" below.


(4) Between April 24, 1995 and September 29, 1995, the Trust paid a monthly consulting fee of $17,667 to GRZ, Inc. for the consulting services of George
    R. Zoffinger. Mr. Zoffinger became the President and Chief Executive Officer of the Trust on September 29, 1995, but he received no salary in fiscal year 1995.


(5) Does not include bonus for calendar year 1994, which was paid in November 1994. The bonuses were $25,000 for Mr. Dalton, $20,000 for Mr. Hennessey, and $25,000 for Mr. Burnes.

OPTION GRANTS IN FISCAL YEAR 1995; AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1995 AND FISCAL YEAR-END 1995 OPTION VALUES

    All options outstanding at the time of the effective date of the Prepackaged Plan were canceled pursuant to the terms of the Prepackaged Plan, and no options were granted or exercised in fiscal year 1995.

EMPLOYEES' RETIREMENT PLAN

    On September 20, 1989, the Trustees adopted an Employees' Retirement Plan effective September 30, 1989. On December 16, 1992, the Trustees amended and restated the Employees' Retirement Plan effective January 1, 1992 (as amended on July 20, 1994, and effective January 1, 1995 and as may be further amended, the "Retirement Plan"). All employees are eligible to participate in the Retirement Plan provided that they are at least 21 years of age and have been employed for twelve consecutive months, during which period the employee has completed at least 1000 hours of service. Under the Retirement Plan, each eligible employee after completing five years of vesting service becomes 100% vested and entitled to a retirement pension. Benefits can be paid as a lump sum or as an annual retirement income for life equal to the greater of (a) the sum of (i) 1.3% of the highest five-year average annual base salary, multiplied by the number of years of credited service up to and including 35 thereof and (ii) 0.4% of the highest five-year average annual base salary in excess of Social Security covered compensation (as adjusted every five years), multiplied by the number of years of credited service up to and including 35 thereof or (b) the sum of (i) 1.3% of the highest five-year average annual base salary, multiplied by the number of years of credited service up to and including 15 thereof; (ii) 1.5% of the highest five-year average annual base salary, multiplied by the number of years of credited service from 16 to 25 years inclusive; (iii) 0.5% of the highest five-year average annual base salary, multiplied by the number of years of credited service from 26 to 35 years inclusive; and (iv) 0.4% of the highest five-year average annual base salary in excess of Social Security covered compensation (as adjusted every five years), multiplied by the number of years of credited service up to and including 25 thereof.


    In November 1995, the Trustees amended the Retirement Plan effective January 1, 1996 to change from the Pension Benefit Guaranty Corporation interest rate used for valuing lump sum distributions to the new General Agreement on Tariffs and Trade interest rate and mortality table for valuing lump sum distributions. As a result of this amendment, the current market value of Retirement Plan assets approximates the current aggregate lump sum amounts due to participants.


    Unreduced retirement benefits may begin to be paid at normal retirement (age 65 and five years of participation in the Retirement Plan), late retirement, or five years prior to Social Security retirement age with 20 years of service.



    The table below shows the estimated annual benefits payable upon retirement under the Trust's Retirement Plan. Retirement benefits shown are based upon retirement at age 65 and the payment of a straight life annuity to the employee. The annual benefit under the Retirement Plan will not exceed the lesser of $112,221 or 100% of the participant's average compensation for three consecutive Fiscal Years (as defined in the Retirement Plan) in which such eligible employee is an active participant in the Retirement Plan.


                               PENSION PLAN TABLE
                      ESTIMATED ANNUAL RETIREMENT BENEFIT

AVERAGE OF 5
   HIGHEST
   ANNUAL                          YEARS OF SERVICE
COMPENSATION   ---------------------------------------------------------
   LEVELS         15         20         25          30           35
-------------  ---------  ---------  ---------  -----------  -----------
 $   125,000   $  29,427  $  40,486  $  51,545  $    58,854  $    68,663
     150,000      35,802     49,236     62,670       71,604       83,538
     175,000      42,177     57,986     73,795       84,354       98,413
     200,000      48,552     66,736     84,920       97,104      112,221
     225,000      54,927     75,486     96,045      109,854      112,221

    For the fiscal year ended September 30, 1995, the base salary for purposes of the Retirement Plan for the Named Executive Officers is set forth in the salary column of the Summary Compensation Table. The Named Executive Officers were credited with years of service under the Retirement Plan as follows: Mr. Dalton, 13 years; Mr. Hennessey, 24 years; Mr. Burnes, 6 years; and Mr. Zoffinger, 0 years. Mr. Strong and Mr. Schlesinger did not participate in the Retirement Plan.

    The benefits listed in the Pension Plan Table are not subject to reduction for Social Security or other offset amounts.

SAVINGS INCENTIVE PLAN


    On September 20, 1989, the Trustees adopted a Savings Incentive Plan effective September 30, 1989, to provide retirement benefits for eligible employees of the Trust. On December 16, 1992, the Trustees amended and restated the Savings Incentive Plan effective January 1, 1992, and the current Board of Trustees further amended the plan on October 2, 1995 (as amended, the "Savings Plan"). As of October 2, 1995, all employees of the Trust are eligible to participate in the Savings Plan immediately upon employment. Under the Savings Plan, each eligible employee may authorize payroll deductions of not less than 1% nor more than 15% of the employee's earnings before bonus income, not to exceed the dollar limit permissible under the Internal Revenue Code of 1986, as amended (the "Code") ($9,240 in 1995). The Trust will match each employee's contribution for the payroll period, subject to a limitation of 6% of the employee's compensation for the payroll period, with the maximum amount of contribution by the Trust in any year being $3,000.


    Benefits will be paid to terminating participants as soon as possible following the participant's date of termination. Participants have a 100% nonforfeitable right to their contributions to the Savings Plan and the Trust's matching contributions vest at the rate of 20% for each year of service, but will, in any event, be 100% vested at the later of age 65 or after five years of participation in the

Savings Plan, or in the event of disability or death. Subject to certain limitations, hardship distributions of a participant's fully vested account balance are permitted on account of a demonstrable, immediate and heavy financial need.

EMPLOYEE RETENTION PLAN

    The Trustees adopted an Employee Retention Plan (the "Retention Plan"), dated October 17, 1990, as amended January 16, 1991 and March 20, 1991, designed to provide a financial incentive for key employees to successfully restructure the Trust and maximize the net worth of the Trust. The Retention Plan was approved by the Bankruptcy Court by order dated February 26, 1991.

    The Retention Plan is administered by the Compensation and Nominating Committee which determines the allocation of amounts among the participants. Victor H. Schlesinger, former Chairman and C.W. Strong, Jr., former Chief Executive Officer, did not participate in the Retention Plan.

    Two portions of the Retention Plan as originally adopted remain in place. The first portion of the Retention Plan provides for a termination pay plan (the "Termination Pay Plan") that will remain in effect during the period ending on the later of (i) the date that the obligations (including, without limitation, interest accrued from and after January 31, 1991) payable by the Trust to or for the benefit of any creditor holding a "Class 3 Claim" under the 1992 amendment to the Trust's 1991 Joint Plan of Reorganization (the "Prior Plan") are no longer outstanding (the "Original Effective Period"), (ii) the maturity date of the Trust's new 11 1/8% Senior Secured Notes due 2002 that were issued in connection with the Prepackaged Plan (the "New Senior Notes"), or (iii) the date on which the New Senior Notes are repaid in full (periods set forth in (i)-(iii), collectively, are referred to below as the "Effective Period"). Any eligible employee who is terminated without Cause (as defined in the Retention
Plan) during the Effective Period will be entitled to termination pay of not less than 12 weeks and nor more than 18 months salary depending on the employee's years of employment and position with the Trust. The number of months salary for Messrs. Dalton, Hennessey and Burnes are 18, 18 and 12, respectively. Medical and dental coverage will be continued during any termination pay period.

    On September 30, 1995, the Trust expensed the $1.3 million cost of the Termination Pay Plan. After fiscal year end, the majority of the Trust's existing employees were terminated and the Trust commenced payments to such employees.

    The second portion of the Retention Plan is an incentive program which may provide total incentive payments during the Original Effective Period of not more than $1,250,000. On September 16, 1992, the Compensation and Nominating Committee approved a continuation of the incentive program for calendar year 1993 based on a formula for reducing the Trust's outstanding indebtedness. Under this incentive program, because the outstanding indebtedness was no greater than $290,000,000 at December 31, 1992, $125,000 was deposited in the pool. Similarly, $125,000 was deposited in the pool at December 31, 1993 and December 31, 1994. The amounts paid from the pool to the Named Executive Officers for the fiscal years ended September 30, 1995, 1994 and 1993 are included in the Summary Compensation Table.

INDEMNIFICATION


    The MGCL provides for indemnification of directors, trustees, officers, employees and agents, except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. (Md. Code, Title 2 Sec. 2-418 (1994)) Article
7.04 of the Declaration of Trust provides that the Trust will indemnify, to the full extent permitted by Maryland law, now or hereafter in force, the trustees and officers of the Trust. The Trust is not aware of any pending legal proceedings for which any such person would be entitled to indemnification.

              REPORT OF THE COMPENSATION AND NOMINATING COMMITTEE

    OBJECTIVES OF EXECUTIVE COMPENSATION. In connection with the Trust's Prepackaged Plan, a new Board of Trustees was appointed. No member of the new Board of Trustees served on the former Board of Trustees. The new Board of Trustees appointed a new Compensation and Nominating Committee (the "New Compensation Committee") on October 2, 1995. No member of the New Compensation Committee served on the former Compensation Committee (the "Former Compensation Committee"). The New Compensation Committee lacks any personal knowledge of the past practices of the Former Compensation Committee. It is therefore unclear to the New Compensation Committee as to the precise manner in which the Former Compensation Committee arrived at its decisions for the compensation of the Trust's executives in fiscal year 1995. All observations concerning the Former Compensation Committee policies and practices are based on information contained in the Minutes of the Compensation Committee prior to the time the New
Compensation Committee took office (the "Record"). The New Compensation Committee has no means of verifying the validity of the Record. The Record purports that the Former Compensation Committee adopted a compensation structure that was designed to attract and retain experienced and motivated officers who would contribute to the Trust's growth and profitability. As described below, the Record also represents that the Trust combined base salaries with performance based cash bonuses and equity awards to reward its officers and employees for their performance.


    BASE SALARY. In establishing base salary levels for the Named Executive Officers, the Former Compensation Committee claimed that it relied on reports made available by the National Association of Real Estate Investment Trusts ("NAREIT") which compared the compensation of various executives of other REITs. In setting a base salary level for a particular executive, the Former Compensation Committee reported that it reviewed the Compensation Study for Positions in the Real Estate Investment Trust Industry and compensation trends in the real estate industry in general with respect to several variables, including position and responsibilities, type of real estate owned and market capitalization. The Record represents that the Former Compensation Committee then voted on the recommendation of the Chairman of the Compensation Committee of an amount he believed was commensurate with comparable executives in the industry.



    BONUSES UNDER THE RETENTION PLAN. The Record purports that incentive bonuses were awarded to certain Named Executive Officers in fiscal years 1995, 1994 and 1993 in accordance with the second portion of the Employee Retention Plan detailed above and that these incentive bonuses were designed to provide a financial incentive for the Named Executive Officers to continue their employment with the Trust throughout the restructuring process.



    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. The Record represents that the base salary of the Trust's Chief Executive Officer was determined by reviewing the NAREIT survey of Chief Executive Officer compensation among various REITs nationwide, analyzing the same variables listed above and voting on the commendation of the Chairman of the Compensation Committee. C.W. Strong, Jr., Chief Executive Officer of the Trust in fiscal year 1995, received no bonus under the Retention Plan or otherwise in fiscal year 1995.


    COMPENSATION  COMMITTEE  PROCEDURES   FOR  FISCAL  YEAR   1996.    The   New
Compensation Committee is in the process of formulating ongoing compensation policies for the upcoming fiscal year.

    SUBMITTED BY THE NEW COMPENSATION COMMITTEE:

Martin Bernstein                  John B. Levy                  Richard S. Frary

STOCK PERFORMANCE GRAPH


    The following graph provides a comparison of the cumulative total shareholder return for the period from September 1990 to September 1995 (assuming an initial investment of $100 and reinvestment of any dividends) among the Trust, the Standard & Poor's ("S&P") 500 Index and the NAREIT Hybrid Total Return Index (the "Index"), an industry index of 18 "hybrid" REITs. The Index includes REITs which do not have at least 75% of their gross invested book assets invested directly or indirectly in either the equity ownership of real estate or in mortgage loans. Upon written request, the Trust will provide shareholders with a list of the REITs included in the Index. The historical information set forth below is not necessarily indicative of future performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           NAREIT HYBRID      VLP      S&P 500
9/90               100.00     100.00     100.00
12/90               95.34      61.29     108.95
3/91               116.62     106.45     124.81
6/91               120.14      74.19     124.56
9/91               123.01      61.61     131.26
12/91              132.67      45.16     142.24
3/92               128.03      61.29     138.61
6/92               132.42      41.94     141.33
9/92               143.77      29.03     145.71
12/92              154.88      32.28     153.15
3/93               178.45      45.18     159.71
6/93               177.37      17.75     160.53
9/93               189.34      10.48     164.84
12/93              187.44      14.53     168.44
3/94               191.45       12.9     162.02
6/94               196.74      10.48     162.88
9/94               198.39      10.48     170.69
12/94              194.95       3.64     170.65
3/95               198.88       5.24     187.25
6/95               218.49       6.45     205.13
9/96               226.62       8.08     221.43


            NAREIT/HYBRID      VPT       S&P 500
9/90             100.00        100.00      100.00
12/90             95.34         61.29      108.95
3/91             116.62        106.45      124.81
6/91             120.14         74.19      124.56
9/91             123.01         61.61      131.26
12/91            132.67         45.16      142.24
3/92             128.03         61.29      138.61
6/92             132.42         41.94      141.33
9/92             143.77         29.03      145.71
12/92            154.88         32.28      153.15
3/93             178.45         45.18      159.71
6/93             177.37         17.75      160.53
9/93             189.34         10.48      164.84
12/93            187.44         14.53      168.44
3/94             191.45         12.90      162.02
6/94             196.74         10.48      162.88
9/94             198.39         10.48      170.69
12/94            194.95          3.64      170.65
3/95             198.88          5.24      187.25
6/95             218.49          6.45      205.13
9/96             226.62          8.08      221.43


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Bucher, Colwell, Gassaway, Krout and Rostvold served as members of the Trust's Former Compensation Committee during the Trust's fiscal year ended September 30, 1995. None of such individuals was, during such fiscal year, an officer or employee of the Trust, or formerly an officer of the Trust or had any relationship requiring disclosure by the Trust under Item 404 of Regulation S-K promulgated under the Exchange Act.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


    The table below sets forth information concerning the only persons, entities or groups which the Trust believes are the beneficial owners of five percent or more of the outstanding shares of the Trust's Shares as of December 18, 1995.



        NAME AND ADDRESS OF           AMOUNT AND NATURE OF
          BENEFICIAL OWNER            BENEFICIAL OWNERSHIP  PERCENT OF CLASS
------------------------------------  --------------------  -----------------
Mutual Beacon Fund(1)                        3,880,280              34.6%
51 JFK Parkway
Short Hills, New Jersey 07078
Mutual Discovery Fund(1)                     1,101,955               9.8%
51 JFK Parkway
Short Hills, New Jersey 07078
Intermarket Corporation                      2,788,827             24.84%
667 Madison Avenue
20th Floor
New York, New York 10021
Angelo, Gordon & Co., L.P.(2)                1,206,632             10.75%
245 Park Avenue
New York, New York 10167


------------------------

(1) Mutual Beacon Fund and Mutual Discovery Fund (collectively, the "Mutual Funds") are two of the four series which constitute Mutual Series Fund Inc., an open-end, management investment company managed by Heine Securities Corporation ("HSC"). Other advisory clients for HSC, each of whom beneficially owns less than 5% of the Trust's Shares, beneficially own in the aggregate an additional 628,813 Shares of the Trust. Pursuant to advisory contracts with the Mutual Funds and each of its other advisory clients, HSC has sole voting and investment power over all the securities beneficially owned by its advisory clients. HSC disclaims beneficial ownership over any of the Shares of the Trust owned by its advisory clients. Jeffrey Altman, who was appointed Chairman of the Board of Trustees of the Trust in connection with the Prepackaged Plan, is also a Vice President of Mutual Series Fund Inc. The Mutual Funds currently hold $50,327,000 in principal amount of the Trust's 11 1/8% Senior Secured Notes due 2002.



(2) Includes Trust Shares held by investment funds and managed accounts controlled by Angelo, Gordon & Co., L.P.


SECURITY OWNERSHIP OF MANAGEMENT


    The following table sets forth information at December 18, 1995, taking into effect the 1 for 33.33 reverse Share split with respect to the beneficial ownership of Shares by each Named Executive Officer and Trustee of the Trust and by all Trustees and Named Executive Officers as a group. The information set forth below is based upon filings with the Securities and Exchange Commission, the Trust's Share records, and information obtained by the Trust from the persons named below. As of

December 18, 1995, no individual Trustee or officer had beneficial ownership of 1% or more of the outstanding Shares and all Trustees and officers as a group beneficially owned .8% of the outstanding Shares.


                                                                              AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER(1)                                                   BENEFICIAL OWNERSHIP  PERCENT OF CLASS
----------------------------------------------------------------------------  --------------------  -----------------
C.W. Strong, Jr.............................................................             70                    *
James A. Dalton.............................................................              0                    *
Daniel F. Hennessey.........................................................             17                    *
Donald W. Burnes, Jr........................................................              0                    *
Victor H. Schlesinger.......................................................            256                    *
George R. Zoffinger.........................................................          8,443                    *
Carl A. Mayer, Jr...........................................................          5,000                    *
Martin Bernstein............................................................         33,162(2)                 *
John B. Levy................................................................          9,206(3)                 *
Richard B. Jennings.........................................................          5,000                    *
Richard S. Frary............................................................         23,775                    *
Jeffrey Altman..............................................................          5,000(4)                 *
Trustees and Named Executive Officers (5) as a group........................         89,965                    *

------------------------
*   Less than one percent.

(1) The address of all Named Executive Officers is in care of the Company.


(2) Includes 18,775 shares owned by Evelyn Bernstein, Mr. Bernstein's wife. Mr. Bernstein disclaims beneficial ownership of such Shares.



(3) All 4,206 shares owned by Judith Brown Levy, Mr. Levy's wife. Mr. Levy disclaims beneficial ownership of such Shares.


(4) Beneficial ownership of 5,000 of the Shares reported as beneficially owned by Mr. Altman is vested in Heine Securities Corporation pursuant to an agreement between Mr. Altman and Heine Securities Corporation.

(5) Includes all Named and current Executive Officers.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT


    Section 16(a) of the Exchange Act requires the Trust's executive officers and Trustees, and persons who own more than 10% of a registered class of the Trust's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange (the "NYSE"). Officers, Trustees and greater than 10% shareholders are required by SEC regulation to furnish the Trust with copies for all Section 16(a) forms they file. To the Trust's knowledge, based solely on review of the copies of such reports furnished to the Trust and written representations that no other reports were required during the fiscal year ended September 30, 1995, all Section 16(a) filing requirements applicable to its executive officers, Trustees and greater than 10% beneficial owners were satisfied.


                                   PROPOSAL 3
                     ADOPTION OF THE 1995 SHARE OPTION PLAN

    The Board of Trustees has adopted the 1995 Share Option Plan (the "1995 Plan") for Trustees, officers, employees and other key persons of the Trust and its subsidiaries, subject to the approval of the 1995 Plan by the shareholders. The Board of Trustees believes that Share options and other Share-based incentive awards can play an important role in the success of the Trust by encouraging and enabling the officers and other employees of the Trust and its subsidiaries upon whose judgment, initiative and efforts the Trust largely depends for the successful conduct of its business to acquire a proprietary interest in the Trust. The Board of Trustees anticipates that providing such persons with a direct stake in the Trust will assure a closer identification of the interests of participants in the 1995 Plan with those of the Trust, thereby stimulating their efforts on the Trust's behalf and strengthening their desire to remain with the Trust. The Board of Trustees believes that the proposed 1995 Plan will help the Trust to achieve its goals by keeping the Trust's incentive compensation program dynamic and competitive with those of other companies. Accordingly, the Board of Trustees believes that the 1995 Plan is in the best interests of the Trust and its shareholders and recommends that the shareholders approve the 1995 Plan. A summary of the proposed 1995 Plan is set forth below.

           THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR THIS PROPOSAL.

SUMMARY OF THE 1995 PLAN

    The following description of certain features of the 1995 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 1995 Plan which is attached hereto as Exhibit A.


    NUMBER OF SHARES SUBJECT TO THE 1995 PLAN. The 1995 Plan provides for the grant of options to purchase up to 870,000 Shares, subject to adjustment for share splits, share dividends and similar events. On December 18, 1995, the closing price of the Shares, as reported on the NYSE, was $10.50 per share. To the extent that awards under the 1995 Plan do not vest or otherwise revert to the Trust, the Shares represented by such awards may be the subject of subsequent awards.


    NATURE OF OPTIONS. The 1995 Plan provides for the grant of incentive stock options ("Incentive Options") which qualify under Section 422 of the Code, and nonqualified stock options ("Non-Qualified Options"). Holders of options also receive dividend equivalent rights.

    1995 PLAN ADMINISTRATION. The 1995 Plan is administered by the Compensation Committee. It is the intention of the Trust that all members of the Compensation Committee be "disinterested persons" as that term is defined under the rules promulgated by the SEC.

    ELIGIBILITY. The Compensation Committee has full power to select, from among the employees eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 1995 Plan. Incentive Options may be granted only to officers and other full-time employees of the Trust or its subsidiaries. Non-Qualified Options may be granted to officers, employees and other key persons of the Trust or its subsidiaries. Trustees of the Trust who are not employed by the Trust or its subsidiaries ("Independent Trustees") will also be eligible for certain awards under the 1995 Plan, as described below.


    SHARE OPTIONS GRANTED TO INDEPENDENT TRUSTEES. The Plan provides that each person who was a non-employee member of the Board of Trustees on October 5, 1995 shall automatically be granted on such date a Non-qualified Option to purchase 35,000 Shares and each person who first becomes a non-employee member of the Board of Trustees after October 5, 1995 shall automatically be granted, upon the date such person first becomes a Trustee, a Non-Qualified Option to purchase 10,000 Shares. All of these options granted have an exercise price set at the fair market value on the date of grant.


    OTHER OPTION TERMS. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the Shares. The term of each option will be fixed by the Compensation Committee and may not exceed ten years from date of grant. The Compensation Committee will determine at what time or times each option may be exercised and, subject to the provisions of the 1995 Plan, the period of time, if any, after retirement or termination of employment for any reason during which options may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee. The Plan provides that in the event of a "Change of Control" (as defined in the 1995 Plan) of the Trust, all options shall automatically become fully exercisable. Upon exercise of options, the option exercise price must be paid in full either in cash, check or other instrument acceptable to the Compensation Committee or, if the Compensation Committee so permits, by delivery of Shares already owned by the optionee. The exercise price may also be delivered to the Trust by a broker pursuant to irrevocable instructions to the broker from the optionee. No options shall be transferable by the Optionee other than by will or by the laws of descent and distribution, and options may be exercised during the Optionee's lifetime only by the Optionee, his or her guardian or legal representative.


    DIVIDEND EQUIVALENT RIGHTS. Each option granted under the 1995 Plan shall also generate Dividend Equivalent Rights ("DERs") which shall entitle the optionee to receive an additional Share for each DER received upon the exercise of the option, at no additional cost, based on the following formula: As of the last business day of each calendar quarter, the amount of cash dividends paid by the Trust on each Share with respect to that quarter shall be divided by the fair market value per Share as of the last business day of such calendar quarter to determine the actual number of DERs accruing on each Share subject to the option. Such amount of DERs shall be applied against the number of Shares covered by the option to determine the number of DERs which accrued during such quarter.



    ADJUSTMENTS FOR SHARE DIVIDENDS, MERGERS, ETC. The Compensation Committee will make appropriate adjustments as to the number and kind of Shares and the per Share exercise prices to reflect Share dividends, Share splits and similar events. In the event of a merger, liquidation, sale of the Trust or similar event, the 1995 Plan and the options shall terminate, unless provision is made in connection with such transaction for the assumption of options granted, or the substitution for such options of new options of the successor entity, with appropriate adjustment as to the number and kind of Shares and the per Share exercise prices. In the event of such a termination, all outstanding options shall be exercisable in full for at least fifteen days prior to the date of such termination whether or not otherwise exercisable during such period.



    TAX WITHHOLDING. Optionees are responsible for the payment of any Federal, state or local taxes that the Trust is required by law to withhold upon the exercise of any option granted by the 1995 Plan. Optionees may elect to have such tax withholding obligations satisfied either by authorizing the Trust to withhold Shares to be issued pursuant to an option exercise or by transferring to the Trust Shares having a value equal to the amount of such taxes. Such an election is subject to certain limitations for participants subject to the requirements of Section 16(b) of the Exchange Act.


    AMENDMENTS AND TERMINATION. The Board of Trustees may at any time amend the 1995 Plan. However, no amendment shall be effective unless approved by the shareholders at an annual meeting or a special meeting held within twelve months before or after the date of adoption of such amendment, where such amendment increases the number of Shares issuable under the 1995 Plan, effects any substantive change in the eligibility provisions of the 1995 Plan, reduces the minimum option price, or materially increases benefits accruing to participants under the 1995 Plan.

    EFFECTIVE DATE OF 1995 PLAN. The 1995 Plan will become effective upon the affirmative vote of the holders of at least a majority of the Shares present or represented and entitled to vote at the Annual Meeting of Shareholders. Subject to such approval of shareholders and to the requirement that no Shares may be issued prior to such approval, options may be granted on and after adoption of the 1995 Plan by the Board of Trustees. No option may be granted after the tenth anniversary of the effective date of the 1995 Plan.

                TAX ASPECTS UNDER THE U.S. INTERNAL REVENUE CODE

    The following is a summary of the principal Federal income tax consequences of option grants under the 1995 Plan. It does not describe all Federal tax consequences under the 1995 Plan, nor does it describe state or local tax consequences.

    INCENTIVE OPTIONS. Under the Code, an employee will not realize taxable income by reason of the grant or the exercise of an Incentive Option. If an employee exercises an Incentive Option and does not dispose of the Shares until the later of (a) two years from the date the option was granted or (b) one year from the date the Shares were transferred to the employee, the entire gain, if any, realized upon disposition of such Shares will be taxable to the employee as long-term capital gain, and the Trust will not be entitled to any deduction. If an employee disposes of the Shares within such one-year or two-year period in a manner so as to violate the holding period requirements (a "disqualifying disposition"), the employee generally will realize ordinary income in the year of disposition and the Trust will receive a corresponding deduction in an amount equal to the excess of (1) the lesser of (x) the amount, if any, realized on the disposition and (y) the fair market value of the Shares on the date the option was exercised over (2) the option price. Any additional gain realized on the disposition will be long-term or short-term capital gain and any loss will be long-term or short-term capital loss. The employee will be considered to have disposed of his Shares if he sells, exchanges, makes a gift of or transfers legal title to the Shares (except by pledge or by transfer on death). If the disposition of Shares is by gift and violates the holding period requirements, the amount of the employee's ordinary income (and the Trust's deduction) is equal to the fair market value of the Shares on the date of exercise less the option price. If the disposition is by sale or exchange, the employee's tax basis will equal the amount paid for the Shares plus any ordinary income realized as a result of the disqualifying distribution. The exercise of an Incentive Option may subject the employee to the alternative minimum tax.


    Special rules apply if an employee surrenders Shares in payment of the exercise price of his Incentive Option.

    An Incentive Option that is exercised by an employee more than three months after an employee's employment terminates will be treated as a Non-qualified Option for Federal income tax purposes. In the case of an employee who is disabled, the three-month period is extended to one year and in the case of an employee who dies, the three-month employment rule does not apply.


    NON-QUALIFIED OPTIONS. There are no Federal income tax consequences to either the optionee, or the Trust on the grant of a Non-qualified Option. On the exercise of a Non-qualified Option, the optionee (except as described below) has taxable ordinary income equal to the excess of the fair market value of the Shares received on the exercise date over the option price of the Shares. The optionee's tax basis for the Shares acquired upon exercise of a Non-qualified Option is increased by the amount of such taxable income. The Trust will be entitled to a Federal income tax deduction in an amount equal to such excess, provided the Trust complies with applicable withholding rules. Upon the sale of the Shares acquired by exercise of a Non-qualified Option, the optionee will realize long-term or short-term capital gain or loss depending upon his or her holding period for such Shares.



    Section 83 of the Code and the regulations thereunder provide that the date for recognition of ordinary income (and the Trust's equivalent deduction) upon exercise of a Non-qualified Option and for the commencement of the holding period of the Shares thereby acquired by a person who is subject to Section 16 of the Exchange Act will be delayed until the date that is the earlier of (i) six months after the date of the exercise and (ii) such time as the Shares received upon exercise could be sold at a gain without the person being subject to such potential liability.


    Special rules apply if an optionee surrenders Shares in payment of the exercise price of a Non-qualified Option.

    PARACHUTE PAYMENTS. The exercise of any portion of any option that is accelerated due to the occurrence of a change of control may cause a portion of the payments with respect to such accelerated options to be treated as "parachute payments" as defined in the Code. Any such parachute payments may be non-deductible to the Trust, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or portion of such payment (in addition to other taxes ordinarily payable).

    LIMITATION ON TRUST'S DEDUCTIONS. As a result of Section 162(m) of the Code, the Trust's deduction for certain awards under the Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table receives compensation (other than performance-based compensation) in excess of $1 million a year.

NEW PLAN BENEFITS


    The number of Shares that may be granted under the 1995 Plan to executive officers and non-executive officers is undeterminable at this time, as such grants are subject to the discretion of the Compensation Committee. However, the following table sets forth information regarding option grants to various eligible participants and groups under the 1995 Plan, to the extent known, as of December 18, 1995:


                  VALUE PROPERTY TRUST, 1995 SHARE OPTION PLAN


                                                                                                        OPTION
NAME OF PARTICIPANT OR GROUP                                                                        SHARES GRANTED
--------------------------------------------------------------------------------------------------  --------------
George Zoffinger, President and Chief Executive Officer, Trustee and Nominee for Election as
 Trustee                                                                                               244,000
C.W. Strong, Jr., President and Chief Executive Officer for Fiscal Year 1995                                 0
Victor H. Schlesinger, Chairman for Fiscal Year 1995                                                         0
James A. Dalton, Executive Vice President and Chief Operating Officer for Fiscal Year 1995                   0
Jeffrey A. Altman, Trustee and Nominee for Election as Trustee                                          35,000(1)
Carl A. Mayer, Jr., Trustee and Nominee for Election as Trustee                                         35,000
Martin Bernstein, Trustee and Nominee for Election as Trustee                                           35,000
John B. Levy, Trustee and Nominee for Election as Trustee                                               35,000
Richard B. Jennings, Trustee and Nominee for Election as Trustee                                        35,000
Richard S. Frary, as Trustee and Nominee for Election as Trustee                                        35,000
Robert M. Craig, Senior Vice President                                                                  50,000
Paul H. Ciancimino, Senior Vice President                                                               50,000
James S. Weld, Senior Vice President                                                                    50,000
Executive Officers as a Group                                                                          394,000
Non-Executive Trustees as a Group                                                                      210,000
Non-Executive Employees as a Group                                                                      65,000


------------------------
(1) Any beneficial ownership of Shares by Mr. Altman is vested in Heine Securities Corporation pursuant to an agreement between Mr. Altman and Heine Securities Corporation.


      THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 3.
                                   PROPOSAL 4
                                 OTHER MATTERS


    The Trustees are not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the Shares represented thereby in accordance with their best judgment.

SHAREHOLDER PROPOSALS


    Any shareholder desiring to submit a proposal to the shareholders of the Trust for inclusion in the proxy materials of the Trustees for the Annual Meeting of Shareholders to be held on or about

February 15, 1997 may do so by forwarding such proposal in writing no later than September 1, 1996 to the Trust's Secretary at Value Property Trust, 120 Albany Street, 8th Floor, New Brunswick, NJ 08901. The Trust reserves the right to omit any proposal from its proxy materials which the Trust is not required under applicable rules to include therein.


    REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE TRUST. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

                                   EXHIBIT A
                              VALUE PROPERTY TRUST
                             1995 SHARE OPTION PLAN

 1. PURPOSES

    This Share Option Plan (the "Plan") is intended as a performance incentive for trustees, officers, employees and other key persons of Value Property Trust (the "Trust") and its Subsidiaries (as hereinafter defined) to enable the persons to whom options are granted (the "Optionees") to acquire or increase a proprietary interest in the success of the Trust. The Trust intends that this purpose will be effected by the granting of "incentive stock options" ("Incentive Options") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonqualified stock options ("Non-qualified Options") and dividend equivalent rights under the Plan. The term "Subsidiaries" includes corporation or entity in which stock or other securities possessing fifty percent (50%) or more of the total combined voting power of all classes of securities is owned directly or indirectly by the Trust.

 2. OPTIONS TO BE GRANTED AND ADMINISTRATION

        (a) Options granted under the Plan may be either Incentive Options or Non-qualified Options.

        (b) The Plan shall be administered by the Compensation and Nominating Committee (the "Compensation Committee") of the Board of Trustees of the Trust (the "Board"). It is the intention of the Trust that each member of the Compensation Committee shall be a "disinterested person" as that term is defined and interpreted pursuant to Rule 16b-3 or any successor rule thereto promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Action by the Compensation Committee shall require the affirmative vote of a majority of all its members.

        (c) Subject to the terms and conditions of the Plan, the Compensation Committee shall have the power:

             (i) To determine from time to time the persons to be granted options from among those persons eligible under the Plan and the type and number of options to be granted to such persons and the common shares of beneficial interest of the Trust covered thereby, and to prescribe the terms and provisions (which need not be identical) of each option granted under the Plan to such persons;

             (ii) To construe and interpret the Plan and options granted thereunder and to establish, amended and revoke rules and regulations for administration of the Plan. In this connection, the Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any option agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. All decisions and determinations by the Compensation Committee in the exercise of this power shall be final and binding upon the Trust and the Optionees; and

            (iii) Generally, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of the Trust with respect to the Plan.

 3. SHARES

        (a) The shares subject to the options granted under the Plan shall be common shares of beneficial interest, par value $1.00 per share, of the Trust ("Common Shares"). The total number of shares that may be issued pursuant to options granted under the Plan shall not exceed an aggregate of 870,000 Common Shares. Such number shall be subject to adjustment as provided in Section 7 hereof.

        (b) Whenever any outstanding option under the Plan expires, is canceled or is otherwise terminated (other than by exercise), the Common Shares allocable to the unexercised portion of such option may again be the subject of options under the Plan.

 4. ELIGIBILITY

        (a) Incentive Options may be granted only to officers and other full-time employees of the Trust or its Subsidiaries, including members of the Board who are also employees of the Trust or its Subsidiaries. Non-qualified Options may be granted to officers, employees, or other key persons of the Trust or its Subsidiaries and to members of the Board (regardless of whether they are also employees); provided, however, that no option may be granted under the Plan to any non-employee member of the Board except as provided in Section 4(d) hereof.

        (b) If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Trust or any subsidiary or parent corporation, the purchase price per Common Share subject to any Incentive Option granted to such employee shall be not less than 110% of the fair market value of a single Common Share on the grant date.

        (c) The aggregate fair market value (determined as of the time the option is granted) of the Common Shares with respect to which Incentive Options become exercisable for the first time by any individual during any calendar year shall not exceed $100,000. Any option granted under the Plan in excess of the foregoing limitations shall be deemed to be a Non-qualified Option.

        (d) Each person who is a non-employee member of the Board on October 5, 1995 shall automatically be granted on such date a Non-qualified Option to purchase 35,000 Common Shares and each person who first becomes a non-employee member of the Board after October 5, 1995 shall automatically be granted, upon the date such person first becomes a trustee, a Non-qualified Option to purchase 10,000 Common Shares. The terms of such options, including without limitation the purchase price per Common Share thereunder, shall be determined as set forth in Section 5 hereof. The preceding sentences of this Section 4(d), and the provisions of Section 5(d) hereof (solely as they relate to the purchase price per Common Share subject to options granted to non-employee trustees), shall not be amended more than once in any six-month period, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the rules thereunder. The provisions of this Section 4(d) shall apply only to automatic grants of options to non-employee trustees, and shall not be deemed to modify, limit or otherwise apply to any other provisions of the Plan or to any option granted thereunder to any other participant.

 5. TERMS OF OPTION AGREEMENTS

    Each option agreement shall contain such provisions as the Compensation Committee shall from time to time deem necessary or expedient. Each option granted under the Plan shall be subject to the following provisions:

        (a) EXPIRATION. Each option shall expire on the date specified in the option agreement, which date shall not be later than the tenth anniversary of the date on which the option was granted.

        (b) MINIMUM SHARES EXERCISABLE. The minimum number of shares with respect to which an option may be exercised at any one time shall be 100 shares, or such lesser number of shares as is subject to exercise under the option at the time.

        (c) VESTING AND TERMINATION OF EMPLOYMENT.

             (i) Each option shall become vested and exercisable in such installments (which need not be equal) and on such dates as may be designated by the Compensation Committee at the time such option is granted under the Plan or otherwise. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the option expires.

             (ii) In the event of a Change in Control of the Trust (as defined in Section 5(g) below), all options outstanding under the Plan as of the date of such Change in Control shall become immediately exercisable in full, notwithstanding any vesting or other provisions of the option agreement.

            (iii) The Compensation Committee may in its discretion specify, at the time an option is granted under the Plan or otherwise, a period or periods within which such option may be exercised following retirement of the Optionee or termination of the Optionee's employment with the Trust or its Subsidiaries for any reason.

        (d) PURCHASE PRICE. The purchase price per Common Share under each option shall be not less than the fair market value of a single Common Share on the date the option is granted. For the purposes of the Plan, the fair market value of the Common Shares on such date shall be determined in good faith by the Compensation Committee; provided, however, that if the Common Shares are admitted to trading on a national securities exchange on the date the option is granted, the fair market value shall not be less than the closing price reported for the Common Shares on such exchange for the grant date.

        (e) DIVIDEND EQUIVALENT RIGHTS. Each option granted under this Plan shall also generate Dividend Equivalent Rights ("DERs") which shall entitle the optionee to receive an additional Common Share for each DER received upon the exercise of the option, at no additional cost, based on the formula set forth herein. As of the last business day of each calendar quarter, the amount of cash dividends paid by the Trust on each Common Share with respect to that quarter shall be divided by the Fair Market Value per Common Share as of the last business day of such calendar quarter to determine the actual number of DERs accruing on each Common Share subject to the option. Such amount of DERs shall be applied against the number of shares covered by the option to determine the number of DERs which accrued during such quarter. The provisions of this Section 5(e) shall not be amended more than once in any six-month period, other than to comport with changes in the Code or ERISA.

        FOR EXAMPLE. Assume that an optionee holds an option to purchase 600 Common Shares. Further assume that the dividend per share for the first quarter was $0.10 and that the Fair Market Value per Common Share on the last business day of the quarter was $20. Therefore, .005 DER would accrue per Share for that quarter and such optionee would receive three DERs for that quarter (600 X
 .005). For purposes of determining how many DERs would accrue during the second quarter, the option would be considered to be for 603 Common Shares.

        (f) RIGHTS OF OPTIONEES. No Optionee shall be deemed for any purpose to be the owner of any Common Shares subject to any option unless and until (i) the option shall have been exercised pursuant to the terms thereof, (ii) the Trust shall have issued and delivered the shares to the Optionee, and (iii) the Optionee's name shall have been entered as a stockholder of record on the books of the Trust. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Common Shares.

        (g) CHANGE IN CONTROL. For purposes of the Plan, a "Change in Control" shall be deemed to have occurred in either of the following events: (i) when any new "person" (as such term is used in Sections 13(d)and 14(d)(2) of the 1934
Act) becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Trust representing forty-nine percent (49%) or more of the total number of votes that may be cast for the election of trustees of the Trust; or (ii) if, as a result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were trustees of the Trust immediately before such transaction shall cease to constitute at least fifty percent (50%) of the Board or of any success or institution.

        (h) TRANSFER. No options shall be transferable by the Optionee other than by will or by the laws of descent and distribution. Options may be exercised during the Optionee's lifetime only by the Optionee, his or her guardian or legal representative.

 6. METHOD OF EXERCISE; PAYMENT OF PURCHASE PRICE

        (a) Any option granted under the Plan may be exercised by the Optionee by delivering to the Trust on any business day a written notice specifying the number of Common Shares the Optionee then desires to purchase (the "Notice").

        (b) Payment for the Common Shares purchased pursuant to the exercise of an option shall be made either (i) in cash, check or other instrument acceptable to the Trust equal to the option price for the number of shares specified in the Notice (the "Total Option Price"), or (ii) if authorized by the applicable option agreement, in Common Shares having a fair market value on the date of exercise, determined as provided in Section 5(d) hereof, equal to or less than the Total Option Price, plus cash in an amount equal to the excess, if any, of the Total Option Price over the fair market value of such Common Shares. In addition, payment for the Common Shares may be made, if permitted by the Trust, by the Optionee delivering the Notice to the Trust together with irrevocable instructions to a broker to promptly deliver to the Trust the Total Option Price in cash or by check or other instrument acceptable to the Trust; provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Trust shall prescribe as a condition of such payment procedure. Payment instruments will be received subject to collection. The delivery of certificates representing Common Shares to be purchased pursuant to the exercise of an option will be contingent upon receipt by the Trust of the Total Option Price for such shares and the fulfillment of any other applicable requirements (including payment of any amount required to be withheld by the Trust pursuant to any applicable law).

 7. ADJUSTMENT UPON CHANGES IN CAPITALIZATION

        (a) If the Trust's Common Shares as a whole are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Trust, whether through merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or the like, or distributions to shareholders, an appropriate and proportionate adjustment shall be made in the number and kind of shares subject to the Plan, and in the number, kind and per share exercise price of shares subject to unexercised options or portions thereof granted prior to any such change. In the event of any such adjustment in an outstanding option, the Optionee thereafter shall have the right to purchase the number of shares under such option at the per share price, as so adjusted, which the Optionee could purchase at the total purchase price applicable to the option immediately prior to such adjustment.

        (b) The Compensation Committee shall have the discretion and power in the case of any event specified in Section 7(a) to determine and to make effective provision for acceleration of the time or times at which any option or portion thereof shall become exercisable. No fractional Common Shares shall be issued under the Plan on account of any adjustment specified herein.

        (c) Adjustments under this Section 7 shall be determined by the Compensation Committee and such determination shall be conclusive.

 8. EFFECT OF CERTAIN TRANSACTIONS

    In the case of (i) the dissolution or liquidation of the Trust, (ii) a reorganization, merger or consolidation in which the Trust is acquired by another entity (other than a holding Trust formed by the Trust) or in which the Trust is not the surviving entity, or (iii) the sale of all or substantially all of the assets of the Trust to another entity, the Plan and the options issued hereunder shall terminate, unless provision is made in connection with such transaction for the assumption of options theretofore granted, or the substitution for such options of new options of the success or entity or parent thereof, with appropriate adjustment as to the number and kind of shares and the per share exercise prices, as provided in Section 7. In the event of such termination, all outstanding options under the Plan shall be exercisable in full for at least fifteen (15) days prior to the date of such termination whether or not otherwise exercisable during such period.

 9. TAX WITHHOLDING

        (a) PAYMENT BY OPTIONEE. Each Optionee shall, no later than the date as of which the value of any option or stock appreciation right granted hereunder or of any shares issued upon the exercise of such option or stock appreciation right first becomes includable in the gross income of the Optionee for federal income tax purposes (the "Tax Date"), pay to the Trust, or make arrangements satisfactory to the Trust regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to such income.

        (b) PAYMENT IN SHARES. An Optionee may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Trust to withhold from shares to be issued to the Optionee a number of Common Shares with an aggregate fair market value that would satisfy the withholding amount due, or (ii) transferring to the Trust Common Shares owned by the Optionee with an aggregate fair market value that would satisfy the withholding amount due. With respect to any Optionee who is subject to Section 16(b) of the 1934 Act, the following additional restrictions shall apply:

              (i) the election to satisfy tax withholding obligations in the manner permitted by this Section 9(b) shall be made either (A) during the period beginning on the third business day following the date of release for publication of quarterly or annual financial information and ending on the twelfth business day following such date, or (B) at least six months prior to the Tax Date;

             (ii) such election shall be irrevocable;

             (iii) such election shall be subject to the consent or disapproval of the Compensation Committee; and

             (iv) such election shall not be made within six months of the date of grant of the Option.

10. AMENDMENT OF THE PLAN

    The Board may amend the Plan at any time, and from time to time, subject to any required regulatory approval and to the limitation that, except as provided in Sections 7 and 8 hereof, no amendment shall be effective unless approved by the shareholders of the Trust in accordance with applicable law and regulations at an annual or special meeting held within twelve months before or after the date of adoption of such amendment, where such amendment will:

        (a) increase the number of Common Shares as to which options may be granted under the Plan;

        (b) change in substance Section 4 hereof relating to eligibility to participate in the Plan;

        (c) reduce the minimum option price; or

        (d) otherwise materially increase the benefits accruing to participants under the Plan.

    Except as provided in Sections 7 and 8 hereof, rights and obligations under any option granted before any amendment of the Plan shall not be altered or impaired by any such amendment in a manner adverse to an Optionee, except with the consent of the Optionee.

11. NONEXCLUSIVITY OF THE PLAN

    Neither the adoption of the Plan by the Board nor the submission of the Plan to the shareholders of the Trust for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases. The Plan or the granting of options thereunder shall not be deemed to confer upon any employee of the Trust or its Subsidiaries any right to continued employment.

12. GOVERNMENT AND OTHER REGULATIONS; GOVERNING LAW

        (a) The obligation of the Trust to sell and deliver Common Shares with respect to options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities and tax laws, and the obtaining of all such approvals from governmental agencies as may be deemed necessary or appropriate by the Compensation Committee.

        (b) The Plan shall be governed by Maryland law, except to the extent that such law is preempted by federal law.

13. EFFECTIVE DATE OF PLAN

    The Plan shall become effective upon approval by the holders of a majority of Common Shares of the Trust present or represented or entitled to vote at a meeting of shareholders. Subject to such approval of shareholders and to the requirement that no Common Shares may be issued hereunder prior to such approval, options may be granted on and after adoption of this Plan by the Board. No option may be granted under the Plan after the tenth anniversary of the effective date of the Plan.

   PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS OF VALUE PROPERTY TRUST
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
                 AND MAY BE REVOKED PRIOR TO ITS EXERCISE


  The undersigned shareholder(s) of Value Property Trust (the "Trust") hereby appoints Mr. George R. Zoffinger proxy, with full power of substitution, for and in the name of the undersigned at the Annual Meeting of Shareholders of the Trust to be held on February 15, 1996 and at any and all adjournments thereof, to vote all common shares of the Trust, par value $1.00 per share (the "Shares"), held of record by the undersigned on December 22, 1995, as if the undersigned were present and voting the Shares.

  1. Proposal to approve the voting rights of certain of the Trust's
     Shares held by entities related to Mutual Series Fund, Inc. and entities related to Intermarket Corporation that may be precluded from voting under the Maryland General Corporation Law.

              / / FOR            / / AGAINST           / / ABSTAIN

     (Abstentions for Proposal 1 will have the same effect as votes against.)



  2. ELECTION OF           / / FOR all nominees           / / WITHHOLD
     DIRECTORS.                listed below                   AUTHORITY
                               (except as indicated           to vote for all
                               to the contrary).              nominees listed
                                                              below.

Nominees: Jeffrey A. Altman, Carl A. Mayer, Martin Bernstein, John B. Levy, Richard B. Jennings, Richard S. Frary and George R. Zoffinger

(INSTRUCTIONS: To withhold authority to vote for any nominee, write the nominee's name on the space provided below.)


_______________________________________________________________________________

  3. Proposal to approve and adopt the 1995 Share Option Plan described in the related Proxy Statement under the caption "ADOPTION OF THE 1995 SHARE OPTION PLAN."

              / / FOR            / / AGAINST           / / ABSTAIN

     (Abstentions for Proposal 3 will have the same effect as votes against.)

           CONTINUED AND TO BE VOTED, SIGNED AND DATED ON THE REVERSE SIDE.

  4. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

  The Shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the Shares will be voted FOR each nominee named in Proposal 2 above and in accordance with the proxies' discretion on such other business as may properly come before the meeting.

                               DATED:________________________________, 199_

                               ____________________________________________
                                                (Signature)

                               ____________________________________________
                                         (Signature if held jointly)

                               (Please date this Proxy and sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If there is more than one trustee, all should sign. All joint owners should sign.)
                               I PLAN TO ATTEND THE MEETING  / /

227842.c2